AGREEMENT OF SETTLEMENT AND RELEASE

     AGREEMENT OF SETTLEMENT AND RELEASE ("Agreement") made this 24th day of September 1997 among REGENT BANCSHARES CORP., a New Jersey corporation ("Regent"), Regent's wholly owned subsidiary, REGENT NATIONAL BANK, a national banking association (the "Bank") and ARTHUR ANDERSEN LLP, an Illinois partnership registered as a limited liability partnership ("AA").

                                    WHEREAS:

     A. AA served as independent public accountants for Regent and the Bank for the years ended December 31, 1993, December 31, 1994 and December 31, 1995, AA audited the consolidated financial statements of Regent and the Bank at and for the years then ended and AA issued its report of independent public accountants with respect thereto;

     B. During the year ended December 31, 1995 and the nine months ended September 30, 1996, Regent and the Bank incurred significant losses and expenses in connection with the Bank's automobile insurance premium finance ("IPF") loan portfolio, the Bank, as result of such losses, entered into a written agreement with the Office of the Comptroller of the Currency in October 1996 and the Bank thereafter undertook an investigation into whether various third parties, including AA, had any liability to Regent or the Bank in connection with the losses and expenses they incurred in connection with the Bank's IPF loan portfolio;

     C. As a result of the pendency of the Bank's investigation, in November 1996 AA notified Regent and the Bank that, absent the unconditional release of AA by Regent and the Bank, AA could not serve as independent public accountants for Regent and the Bank in respect of Regent's and the Bank's consolidated financial statements for the year ended December 31, 1996;

     D. Because Regent and the Bank had not completed their investigation by December 31, 1996 and were therefore not sufficiently knowledgeable at that time to execute an unconditional release of AA, on December 31, 1996, AA resigned as the independent public accountants for Regent and the Bank;

     E. Since December 31, 1996, Regent, the Bank and AA have held discussions during which Regent, the Bank and AA have exchanged additional information regarding the Bank's IPF loan portfolio and the cost and scope of the audits and work performed by AA so that Regent and the Bank are now sufficiently knowledgeable to make this Agreement;

     F. AA has at all times denied that it has any liability to Regent or the Bank;

     G. Regent, the Bank and AA desire to resolve all issues between them and to set forth the basis on which such resolution will occur; and

     H. Regent and the Bank desire to engage AA as their independent public accountants for the years ending December 31, 1997, December 31, 1998 and December 31, 1999 on the terms and conditions set forth or referred to herein and AA is willing to accept the engagements on the same terms and conditions.

     NOW, THEREFORE, the parties hereto, in consideration of the premises and covenants herein contained and intending to be legally bound hereby, agree as follows:

     1. Engagement of AA as Independent Public Accountants for Regent and the Bank.

         (a) Regent hereby advises AA that the Audit Committee of its Board of Directors and its Board of Directors have resolved to offer to engage AA as Regent's independent public accountants under the terms and conditions set forth in summary in Sections 2 and 3 hereof and in more detail in a written engagement letter in the form of Exhibit A hereto, the terms of which are incorporated herein by reference.

         (b) The Bank hereby advises AA that the Audit Committee of its Board of Directors and its Board of Directors have resolved to offer to engage AA as Regent's independent public accountants under the terms and conditions set forth in summary in Sections 2 and 3 hereof and in more detail in a written engagement letter in the form of Exhibit A hereto, the terms of which are incorporated herein by reference.

         (c) AA hereby advises Regent and the Bank that it will accept engagements offered to AA under the terms and conditions referred to in Sections 1(a), 1(b), 2 and 3 hereof upon execution of appropriate engagement letters.

     2. Recurring Services to be Performed by AA and Fees Therefor.

         (a) For each of the years ending December 31, 1997, December 31, 1998 and December 31, 1999, AA agrees to provide the following recurring services to Regent and the Bank, and Regent and the Bank agree to pay fees for such recurring services as follows:

             (i) Audit of year-end consolidated financial statements and issuance of a report of independent public accountants, including a review of Regent's Annual Report on Form 10-K, Annual Report to Stockholders, Quarterly Reports on Form 10-Q, assistance in the preparation of footnote disclosures and two joint meetings with the Audit Committees of the Boards of Directors of Regent and the Bank for an annual fee not to exceed $60,000, all as more fully set forth in the engagement letter in the form of Exhibit A hereto to be executed simultaneously herewith;

             (ii) As requested from time to time by the Audit Committees of the Boards of Directors of Regent and the Bank, the performance of up to 400 hours of internal audit related work, all as more fully set forth in audit resource allocation plans to be agreed upon by the parties hereto, for an annual fee not to exceed $28,000; and

             (iii) Preparation of all federal, state and municipal income tax returns, including other tax compliance filings and two tax planning/strategy sessions for an annual fee not to exceed $12,000.

         (b) Regent and the Bank agree that the fee limitations set forth in
Section 2(a) hereof are subject to adjustment upward for the years ending December 31, 1998 and December 31, 1999 in the event that the Bank grows materially in size or complexity after December 31, 1997, subject to the prior written approval of Regent and the Bank, which approval shall not be unreasonably withheld.

         (c) In the event that Robert B. Goldstein shall cease for any reason to be the Chief Executive Officer of Regent prior to the delivery of AA's report of independent public accountants with respect to Regent's and the Bank's consolidated financial statements for the year ending December 31, 1999, AA may, at its election, discontinue the provisions of the recurring services contemplated by this Section 2.

     3. Special Services to be Performed by AA and Fees Therefor.

         (a) For each of the years ending December 31, 1997, December 31, 1998 and December 31, 1999, AA agrees to provide the following special services to Regent and the Bank upon the request of Regent or the Bank for such services from time to time, and Regent and the Bank agree to pay for such special services as follows:

             (i) Provide assistance in off-peak periods (May through October) in preparing and documenting control procedures for such operational areas as may be designated by Regent or the Bank for fees equal to 50% of AA's then standard per diem rates;

             (ii) Analyze transaction structures, research accounting and tax issues and provide strategic consultation in connection with merger and acquisition related activities for fees equal to 50% of AA's then standard per diem rates;

             (iii) Provide consents and related services to enable Regent to include Regent's and the Bank's audited consolidated financial statements for the year ended December 31, 1995 together with AA's report of independent public accountants relating thereto in filings with United States government agencies at no cost to Regent; and

             (iv) If requested by Regent, review the work papers of Grant Thornton LLP relating to Regent's and the Bank's consolidated financial statements for the year ended December 31, 1996 and issue AA's report of independent public accountants in accordance with professional standards with respect to such consolidated financial statements for fees equal to 50% of AA's then standard per diem rates.

         (b) In the event that Robert B. Goldstein shall cease for any reason to be the Chief Executive Officer of Regent prior to the delivery of AA's report of independent public accountants with respect to Regent's consolidated financial statements for the year ending December 31, 1999, AA may, at its election, discontinue the provision of the special services contemplated by this
Section 3.

     4. Consultation Regarding SEC Reporting. The parties hereto agree to consult with each other regarding the content of the Form 8-K Report Regent is required to file with the Securities and Exchange Commission to reflect the appointment of AA as the independent public accountants for Regent and the Bank. Consultation by AA with Regent and the Bank on the matters covered by this
Section 4 will be at no cost to Regent or the Bank.

     5. Unconditional Release. In consideration of the agreements of AA set forth in Sections 2 and 3 hereof, Regent and the Bank and all those persons and entities claiming by, through or under any of them, together with their successors and assigns (collectively, the "Regent Parties") hereby settle, compromise, remise, release and forever discharge AA and its past and present partners, employees and agents from claims, sums of money, fees, compensation, counterclaims, crossclaims, rights, obligations, demands, losses, damages, trespasses, bonds, executions, liabilities, suits, actions and causes of action against AA or its past and present partners, employees and agents that any of the Regent Parties, jointly or severally, ever had, now have or may have, in law or in equity, that exist as of the date of this Agreement or arise hereafter in whole or in part as a result of any act or omission described in Paragraphs A, B, E and F of the Whereas Section of this Agreement, which is incorporated herein by reference.

     6. No Liability. AA denies any wrongdoing or liability whatsoever to Regent or the Bank and the execution of this Agreement by AA does not constitute an admission of any liability to Regent or the Bank under statutory or common law. This Agreement may not be used in any court or proceeding as evidence of any matter, except in a proceeding between the parties hereto to enforce its terms.

     7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, subsidiaries, directors, officers, partners, employees, successors, assigns and other legal representatives.

     8. Entire Agreement. This Agreement, including any engagement letters executed simultaneously herewith, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and there are no other written or oral understandings directly or indirectly connected with this Agreement.

     9. Due Authorization.

         (a) Regent and the Bank hereby represent to AA that each of Regent and the Bank has duly authorized the execution of this Agreement and, assuming due execution hereof by AA, this Agreement is the valid and binding obligation of Regent and the Bank and is enforceable in accordance with its terms.

         (b) AA hereby represents to Regent and the Bank that AA has duly authorized the execution of this Agreement and, assuming due execution hereof by Regent and the Bank, this Agreement is the valid and binding obligation of AA and is enforceable in accordance with its terms.

     10. Counterparts. This Agreement may be executed in one or more counterparts. Each counterpart, when executed, shall be deemed to be an original and such counterparts collectively shall constitute one and the same instrument. With respect to any party hereto, this Agreement shall become effective immediately upon the delivery of a facsimile of an executed counterpart of this Agreement to the other parties.

     11. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of law.

          IN WITNESS HEREOF, the parties hereto have executed this Agreement on the day and year first above written.

REGENT BANCSHARES CORP.                         ARTHUR ANDERSEN LLP

By: /s/ Robert B. Goldstein                     By: /s/ David L. Cornish
        ------------------------------              ---------------------------
        Robert B. Goldstein, President              David L. Cornish, A Partner
        and Chief Executive Officer


REGENT NATIONAL BANK

By: /s/ Robert B. Goldstein
    ----------------------------------
    Robert B. Goldstein, Chairman
    of the Board and Chief
    Executive Officer

                                                                      EXHIBIT A


                                     ARTHUR
                                    ANDERSEN


                                                    ---------------------------
                                                    Arthur Andersen LLP
September 24, 1997                                  ---------------------------
                                                    1345 Avenue of the Americas
Mr. Robert B. Goldstein                             New York NY 10105-0032
President and Chief Executive Officer
Regent Bancshares Corp.
Chairman of the Board and Chief Executive Officer
Regent National Bank
1430 Walnut Street
Philadelphia, PA 19102

Dear Mr. Goldstein:

This will confirm our understanding of the arrangements discussed with you for the audits you wish us to make of the consolidated financial statements of Regent Bancshares Corp. ("Regent") and its subsidiary, Regent National Bank (the "Bank") (collectively, the "Company"), for the years ending December 31, 1997, 1998 and 1999.

We will review Regent's Annual Report on Form 10-K, Annual Report to Stockholders, Quarterly Reports on Form 10-Q, provide assistance in the preparation of footnote disclosures and attend two joint meetings with the Audit Committees of the Boards of Directors of Regent and the Bank.

Upon completion of our audits, we will provide you with our auditors' report on the financial statements referred to above, separately report any significant deficiencies relating to the internal control structure noted during our audits, and bring to your attention any material errors, and any irregularities or illegal acts of which we become aware during our audits.

Audit Responsibilities and Limitations

We will conduct our audits in accordance with generally accepted auditing standards. Accordingly, we will examine, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assess the accounting principles used and significant estimates made by management, and evaluate the overall financial statement presentation.

As part of our audits, we will consider, solely for the purpose of determining the nature, timing and extent of our audit procedures, the Company's internal control structure elements (i.e., its control environment, accounting system and control techniques). This consideration will not be sufficient to enable us to render a separate opinion on the effectiveness of the internal control structure over financial reporting.

                                     ARTHUR
                                    ANDERSEN


The objective of our audits is to obtain reasonable assurance about whether the financial statements are free of material errors or irregularities. While an effective internal control structure reduces the likelihood that errors or irregularities (including misappropriation of assets), may occur and remain undetected, it does not eliminate that possibility. For that reason, and because we use selective testing in our audits, we cannot guarantee that material errors or irregularities, if present, will be detected.

The working papers prepared in conjunction with our audits are the property of our firm, constitute confidential information and will be retained by us in accordance with our firm's policies and procedures.

Management's Responsibilities and Representations

The financial statements referred to above are the responsibility of the management of the Company. In this regard, management is responsible for properly recording transactions in the accounting records and maintaining an internal control structure sufficient to permit the preparation of reliable financial statements. Management is also responsible for making available to us, upon request, all of the Company's original accounting records and related information, and Company personnel to whom we may direct inquiries.

As required by generally accepted auditing standards, we will make specific inquiries of management and others about the representations embodied in the financial statements and the effectiveness of the internal control structure. Generally accepted auditing standards also require that we obtain a representation letter covering the financial statements from certain members of management. The results of our audit tests, the responses to our inquiries, and the written representations comprise the evidential matter we intend to rely upon in forming an opinion on the financial statements.

If you intend to publish or otherwise reproduce the financial statements together with our report (or otherwise make reference to our firm) in a document that contains other information, you agree to (a) provide us with a draft of the document to read, and (b) obtain our approval for inclusion of our report, before it is printed and distributed.

Internal Audit Services

Our work will also include agreed upon internal auditing services during the period May through October of 400 hours per year. Our work will be based upon the audit priorities and objectives that you select for the arrangement period. Based on your defined priorities and objectives, we wil1 develop and submit for your approval an audit resource allocation plan. In coordination with the Company's Internal Audit Liaison, we will advise you of suggested modifications to the audit resource allocation plan which may be necessary due to changes in the Company's operations or other pertinent

                                     ARTHUR
                                    ANDERSEN


factors. After the plan is approved and accepted by you, we will perform the work specified in the work plan and report our findings directly to you at periodic Audit Committee meetings. Our reporting responsibility is to report on the results of performing the audit procedures in accordance with the approved work plan, including any suggestions and recommendations for improvement. At the conclusion of each departmental audit, we will submit a final report containing a description of the procedures we performed, a summary of our findings and, where applicable, recommendations for improvement. Our reports will be issued solely for the use of Regent's management, employees and Board of Directors; any other use or distribution of our reports must be approved by us.

Tax Services

We will prepare all Federal, state and municipal income tax returns including other tax compliance filings for 1997, 1998 and 1999. The scope of tax services will also include two tax planning/strategy sessions each year.

Fees and Billing Agreements

We estimate that our fee for the work referred to above will be $100,000 per annum; plus customary out-of-pocket expenses for lodging, transportation, communication, tax software and report production costs, etc. This estimate assumes we will able to receive appropriate assistance in terms of schedule preparation, account analyses and other matters from your accounting department. In the event that the Bank grows materially in size or complexity after December 31, 1997, our fees shall be adjusted upward by an amount subject to the prior written approval of the Company, which approval will not be unreasonably withheld. We will render interim billings based upon a billing schedule to be mutually agreed upon at a later date.

Other Services

From time to time, Bank management may ask us to assist them with respect to specific tax or business matters. The cost of services of this type would vary with the complexity of the issue at hand and the expected level of the personnel that would be required to properly handle the work and will be subject to separate agreements. AA agrees to perform such services upon execution of appropriate job engagement letters. As previously discussed, during the period September 15, 1997 through December 31, 1999, fees for such services will be provided at 50% of our normal per diem rates.

                                     ARTHUR
                                    ANDERSEN


Acknowledgment

Please confirm your agreement with the above terms by signing a copy of this letter and returning it in the enclosed self-addressed envelope.

We are pleased to again have an opportunity to be of service to you.

Very truly yours,

/s/ Arthur Andersen LLP



Agreed and acknowledged:

Regent Bancshares Corp.

By: /s/ Robert B. Goldstein                            Date: September 24, 1997
    -------------------------------------
    Robert B. Goldstein
    President and Chief Executive Officer



Regent National Bank

By: /s/ Robert B. Goldstein                            Date: September 24, 1997
    -------------------------------------
    Robert B. Goldstein
    Chairman and Chief Executive Officer